Exhibit 99.1

NEWS

The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

Sherwin-Williams Announces Three-for-One Stock Split

CLEVELAND – February 3, 2021 – The Sherwin-Williams Company (NYSE: SHW) (“Sherwin-Williams”) today announced that its Board of Directors has approved and declared a three-for-one stock split in the form of a stock dividend to make the stock more accessible to employees and a broader base of investors.

Each Sherwin-Williams shareholder of record at the close of business on March 23, 2021 will receive two additional common shares for each then-held common share, to be distributed after close of trading on March 31, 2021. Trading of Sherwin-Williams common shares will begin on a stock split-adjusted basis on April 1, 2021.

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paints, coatings and related products to professional, industrial, commercial, and retail customers. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin- Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Investor Relations Contacts:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Sherwin-Williams

Direct: 216.515.8682

james.r.jaye@sherwin.com

Eric Swanson

Vice President, Investor Relations

Sherwin-Williams

Direct: 216.566.2766

eric.r.swanson@sherwin.com

Media Contact:

Julie Young

Vice President, Global Corporate Communications

Sherwin-Williams

Direct: 216.515.8849

corporatemedia@sherwin.com